EXHIBIT 10.20


                              ACQUISITION AGREEMENT


     This Acquisition Agreement (this "Agreement") is made and entered into on April 1, 2005, by and among One Link 4 Travel, Inc., a Delaware corporation ("OneLink"), Reservation Center, Inc., a California corporation with its principal office located at 29229 Canwood Street, Suite 100, Agoura Hills, California 91301 ("RCI"), and the current shareholders of RCI (the "RCI Shareholders") who are Cary Goldberg ("Cary Goldberg") and Jerry Goldberg, as Trustee of the Goldberg Family Trust (the "J Goldberg Trust").

                                R E C I T A L S:

     A. The RCI Shareholders own all of the issued and outstanding capital stock of RCI (the RCI Shares"). OneLink desires to acquire, and the RCI Shareholders desire to sell to OneLink, all of the RCI Shares, and thereby transfer to OneLink the operations, assets, and business of RCI.

     B. RCI also has outstanding a single warrant right held by Frances Kiradjian ("Kiradjian") which, if exercised, would represent a twenty percent (20%) ownership interest in RCI (the "Kiradjian Warrant"). OneLink will acquire the Kiradjian Warrant contemporaneously with the acquisition of the RCI Shares pursuant to a Warrant Purchase and Settlement Agreement between OneLink and Frances Kiradjian (the "Kiradjian Agreement"), and this Agreement and the obligations of both the RCI Shareholders and OneLink set forth herein are expressly conditioned upon the closing of the Kiradjian Agreement.

     C. RCI has operated under an arrangement with Jean Goldberg dba Travel Reservations (the "Travel Agency") for the purpose of effecting reservations and other travel related services necessary to RCI's business operations, and OneLink intends to acquire certain business assets of the Travel Agency pursuant to an agreement between the owner of the Travel Agency and OneLink Travel Service, Inc. a Delaware corporation wholly owned by OneLink (the Travel Agency Purchase Agreement"), and this Agreement and the obligations of OneLink set forth herein are expressly conditioned upon the execution of the Travel Agency Purchase Agreement and the closing of the transactions contemplated therein.

     D. OneLink and the RCI Shareholders have determined that it is in their mutual best interests for OneLink to acquire all of the RCI Shares as provided herein, and subject to the conditions set forth herein in order to effectuate acquisition of the RCI operations, assets and business. The RCI Shareholders will be paid consideration as provided herein in exchange for the RCI Shares.

ONELINK, RCI AND THE RCI SHAREHOLDERS AGREE AS FOLLOWS:

     1. DEFINITIONS.
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     The capitalized terms set forth below shall have the following defined meanings when used in this Agreement and for all purposes of this Agreement and the Operating Documents:

     "Accounts Receivable" means the face amount of all items invoiced or billed to RCI's customers with respect to services actually rendered and which items are set forth on Schedule 3.21 or the Closing Date Accounts Receivable List.


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     "Accounts Receivable Shortfall" means the amount, if any, by which the
Accounts Receivable actually collected by RCI on or before December 31, 2005, is less than the ninety percent (90%) of the aggregate face value amount of Accounts Receivable set forth in Schedule 3.21 and in the Final Closing Date Accounts Receivable List, provided, that the face amount of any items of Accounts Receivable set forth in both Schedule 3.21 and in the Final Closing Date Accounts Receivable shall be counted only once in determining the face amount of Accounts Receivable and the amount of Accounts Receivable actually collected.

     "Acquisition" means the transaction contemplated by this Agreement, by which OneLink will acquire RCI Shares.

     "Acquisition Consideration" means the consideration to be paid or caused to be paid by OneLink to RCI Shareholders as set forth in Section 2.2 of this Agreement.

     "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

     "Agreement" means this Acquisition Agreement and the attached Schedules and Exhibits.

     "Approvals" means any and all approvals of governmental authorities or other parties required for the Acquisition and for OneLink to operate the Business and for OneLink's wholly owned subsidiary Onelink Travel Service, Inc., to operate the Travel Agency.

     "Assets" means all of the personal properties and assets, tangible and intangible, of any nature, reflected on the Current Balance Sheet or owned used by RCI and necessary for the conduct of the Business; provided, however, that those items of personal property not necessary for the conduct of the Business and listed on Schedule 3.10 as distributed to the RCI Shareholders at or before Closing with the consent of Onelink are specifically and expressly excluded from the meaning of the term "Assets."

     "Business" means the following activities: (i) providing a reservation service center to travel agencies and/or other travel related suppliers such as hotels, cruise operators, convention and visitor bureaus, tourist offices and tour operators; (ii) providing commission collection services to travel agencies through a call center; (iii) providing e-mail or web-based advertising by travel industry suppliers to travel agencies; (iv) providing negotiated rate programs (such as RCI's current CCRA hotel program) for groups or consortiums of travel agencies, giving members of those groups access to negotiated rates or services, and disseminating availability of such rates and services among the groups; and
(v) operation of an on-line booking system for travel agencies.

     "Closing" and "Closing Date" means the time and date set forth in Section 2.4(a) of this Agreement.

     "Consulting Agreement" means the consulting agreement entered into between RCI and Cary Goldberg pursuant to Section 5.8 of this Agreement.

     "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

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     "Disclosure Schedules" means the schedules delivered by the RCI
Shareholders to OneLink for the purpose of modifying, explaining or clarifying the representations and warranties set forth in Section 3 of this Agreement.

     "Employee Benefit Plan" means each (a) welfare benefit, pension or retirement or plan or program established for the benefit of employees pursuant to Sections 3(1) or 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and (b) personnel policy, stock option, stock bonus, restricted stock, stock appreciation right, phantom stock, or stock purchase plan or arrangement, worker's compensation, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, change in control plan or agreement and other employee benefit plan, agreement, arrangement, program, practice, or understanding, which is sponsored, maintained, or contributed to by the RCI for the benefit of the employees, former employees, independent contractors, or agents of RCI, or has been so sponsored, maintained, or contributed to at any time since 1974.

     "Final Closing Date Accounts Receivables List" means the listing of Accounts Receivables as of the Closing Date created and finalized as set forth in Section 5.10 of this Agreement.

     "Financial Statements" means the profit and loss statements and balance sheets for RCI dated November 30, 2004 for the Business, reflecting information for RCI's fiscal year ended November 30, 2004.

     "Goodwill Note" means the $200,000.00 unsecured promissory note executed and delivered by RCI to Cary Goldberg, and guaranteed by OneLink, as partial consideration under the Goodwill Purchase Agreement.

     "Goodwill Purchase Agreement" means the agreement in the form attached hereto as Exhibit 5.14 pursuant to which RCI has purchased certain goodwill used in the Business from Cary Goldberg.

     "JG Loan Release" means the release of the J Goldberg Trust (and Jerry Goldberg) from liability for a $95,000 advance previously made by RCI to the J Goldberg Trust, which release is to be delivered as part of the Acquisition Consideration pursuant to Section 2.2(c) of this Agreement.

     "J Goldberg Trust" means Jerry Goldberg, acting in the capacity of trustee for the Goldberg Family Trust.

     "Kiradjian Agreement" means an agreement between Frances Kiradjian and Onelink regarding the complete redemption of Frances Kiradjian's ownership of warrants for twenty percent (20%) of the stock of RCI Shareholders and the release by Frances Kiradjian of RCI and the RCI Shareholders from liabilities with respect to her employment by RCI and her relationship to the RCI Shareholders in the form set forth in Exhibit 2.6(c) of this Agreement.

     "Kiradjian Warrant" means the warrant rights of Frances Kiradjian to purchase twenty percent (20%) of RCI, which warrant rights are subject to the Kiradjian Agreement.

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     "Lease" means the lease relating to the Premises between RCI Shareholders and Canwood Corporate Center, LLC, dated February 28, 2000.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or similar or related charge of any kind (including, but not limited to, any conditional sale or other title retention agreement any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

     "Material Adverse Effect" shall have the meaning set forth in the first paragraph of Section 3 of this Agreement.

     "Material Contract" means written or oral contracts to which RCI is now a party which are material to the operation of the Business, as defined in greater detail in Section 3.23 of this Agreement.

     "Non-Competition Agreements" means the agreements of each of the RCI Shareholders described in Section 5.7 of this Agreement in the form attached hereto as Exhibit 5.7 and delivered to OneLink as a condition of Closing pursuant to Section 2.4(b) of this Agreement.

     "Note" means either of the two promissory notes to be issued to the RCI Shareholders as partial consideration as provided in Section 2.2(b) of this Agreement in the forms attached to this Agreement as Exhibits 2.2(b)A and 2.2(b)B.

     "OneLink" means One Link 4 Travel, Inc., a Delaware corporation.

     "OneLink Common Stock" means the Common Stock (par value $0.001) of
OneLink.

     "Operative Documents" means all documents, agreements, schedules, consents or actions required to carry out the Acquisition, including those documents and agreements set forth in the Exhibits and Schedules to this Agreement.

     "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

     "Premises" means the offices, facilities and real property interests located at 29229 Canwood Street, Suite 100, Agoura Hills, California 91301.

     "RCI" means Reservation Center, Inc., a California corporation.

     "RCI Shareholders" means Cary Goldberg and the J Goldberg Trust.

     "RCI Shareholder Transaction Fees" means all broker, legal, accounting, tax, consulting and financial advisory (including, without limitation, any fees payable to Fisher & Greenfield, Janas Associates, and Value Added Advisors, LLC) and other fees, commissions and expenses (including any transfer taxes, fees and expenses) incurred by the RCI Shareholders in connection with the transactions contemplated hereby.

     "RCI Shares" means each of the issued and outstanding shares of the single class of common stock of RCI.

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     "Schedule" means any of the schedules and exhibits referred to on Schedule
9.4 to this Agreement, all of which are to be prepared and delivered on or before the Closing Date.

     "Tax Refund" means the amount by which the $78,261.00 previously deposited by RCI for RCI's 2004 federal and California income and franchise tax liabilities exceeds the amount of RCI's federal and California income and franchise tax liabilities (as finally determined) with respect to RCI's 2004 tax year ended November 30, 2004.

     "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

     "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, use, franchise, intangible, payroll, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign government agency, and any interest or penalties related thereto.

     "Travel Agency" means the sole proprietorship of Jean Goldberg, known under the fictitious business name "Travel Reservations."

     "Travel Agency Purchase Agreement" means the agreement between OneLink and Travel Agency for purchase of certain Travel Agency business assets in the form set forth in Exhibit 5.9 to this Agreement.

     2. PURCHASE OF RCI SHARES; ACQUISITION CONSIDERATION.
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     2.1 Purchase of RCI Shares. The RCI Shareholders shall sell, assign, transfer and convey to OneLink all of the issued and outstanding capital stock of the RCI Shares, consisting of Two Hundred (200) shares RCI's outstanding common stock, no par value per share, free and clear of all Liens of any nature whatsoever, other than such restrictions as may be imposed (i) by the warrant which is the subject of the Kiradjian Agreement or (ii) pursuant to state or federal securities laws. The sale and transfer of the RCI Shares shall be evidenced by delivery to OneLink, at Closing, of the original certificates representing all of the RCI Shares (or if one or more of the certificates cannot be located, an affidavit and warranty for the lost certificate in form and substance acceptable to OneLink), together with assignments executed by the RCI Shareholders in the form set forth in Exhibit 2.1 to this Agreement (the "Stock Powers").

     2.2 Acquisition Consideration. Subject to the terms and conditions of this Agreement, Four Million Eight Hundred Thousand Dollars ($4,800,000.00) (the "Acquisition Consideration") shall be paid by Onelink and RCI to the RCI Shareholders in consideration of: (i) the RCI Shareholders' transfer of the RCI Shares to OneLink (and the related covenants set forth in this Agreement) and
(ii) the transfer by RCI Shareholder Cary Goldberg to RCI of certain goodwill pursuant to the Goodwill Purchase Agreement. The Acquisition Consideration shall be paid in the manner indicated:

          (a) Cash in the amount of Three Million Forty Thousand Dollars ($3,040,000.00) to be paid at Closing, with One Million Five Hundred Twenty Thousand Dollars ($1,520,000.00) to be paid to each of Cary Goldberg and the J Goldberg Trust, and such payments to be made by cashier's check or by wire transfer according to RCI Shareholders' instructions as set forth in
     Schedule 2.2(a);

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          (b) Two (2) promissory notes (the "Notes," and each, a "Note"), issued by OneLink in the forms attached hereto as Exhibits 2.2(b)A and 2.2(b)B, in the total amount of Seven Hundred Five Thousand Dollars ($705,000.00), with a Note for Four Hundred Thousand Dollars ($400,000.00) to be delivered by OneLink to Cary Goldberg and a Note for Three Hundred Five Thousand Dollars ($305,000.00) to be delivered to the J Goldberg Trust at Closing;

          (c) RCI's release of Jerry Goldberg and the Goldberg Trust, countersigned by OneLink, of RCI's receivable in the amount of Ninety Five Thousand Dollars ($95,000.00) due from Jerry Goldberg to be executed and delivered to Jerry Goldberg and the J Goldberg Trust of the release in the form attached hereto as Exhibit 2.2(c) (the "JG Loan Release"); and

          (d) Effective at Closing, RCI has purchased certain goodwill relating to the Business from Cary Goldberg pursuant to the Goodwill Purchase Agreement for cash consideration of Seven Hundred Sixty Thousand Dollars ($760,000.00) and the Goodwill Note in the principal amount of Two Hundred Thousand Dollars ($200,000.00). OneLink shall forward to RCI, effective at Closing, the amount of Nine Hundred Sixty Thousand Dollars ($760,000.00) to fund immediate payment by RCI of RCI's cash obligations under the Goodwill Purchase Agreement entered into between Cary Goldberg and RCI pursuant to
     Section 5.14 of this Agreement; provided, that for convenience of the parties, OneLink may make a direct transfer of the $760,000.00 to Cary Goldberg. OneLink shall also sign the Goodwill Note delivered to Cary Goldberg under the Goodwill Purchase Agreement in OneLink's capacity as guarantor of the Goodwill Note.

     2.3 Allocation of Acquisition Consideration. The Acquisition Consideration will be allocated as follows: (i) A total of Five Hundred Thousand Dollars ($500.000.00) of the Acquisition Consideration paid under Section 2.2(a) of this Agreement shall be allocated to the Non-Competition Agreements of the RCI Shareholders, with Two Hundred Fifty Thousand Dollars ($250,000.00) to be assigned to the Non-Competition Agreements of each of Jerry Goldberg and Cary Goldberg, which allocation shall be deemed paid under the Notes; (ii) The $960,000.00 paid by RCI under the Goodwill Purchase Agreement shall be allocated to the goodwill purchased under that agreement; (iii) The remainder of the Acquisition Consideration shall be allocated to the RCI Shares;

     2.4 Closing Date; Closing Procedure, and Deliveries.

          (a) The Acquisition shall be consummated and given effect (the "Closing") at 9:00 AM (PST) on April 8, 2005 or such other date as may be agreed to by the parties (the "Closing Date"); provided that Closing shall not take place prior to the date and time OneLink and RCI Shareholders are prepared to deliver all of the documents required to be delivered in this
     Section 2.4 (unless subject to a written waiver signed by the party entitled to delivery) and have met all conditions to Closing set forth in Sections 2.5 and 2.6 of this Agreement. The Closing shall take place at the offices of OneLink's counsel, Dudnick Detwiler Rivin & Stikker LLP, at 351 California Street, 15th Floor, San Francisco, California 94104 or such other place as OneLink and RCI Shareholders shall designate.

          (b) On or before the Closing Date, RCI Shareholders shall deliver to OneLink the following fully executed documents: (i) Original certificates representing the RCI Shares (or if one or more of the original certificates cannot be located, an affidavit and warranty for the lost certificate in form and substance acceptable to OneLink), together with Stock Powers covering all of the RCI Shares in the form attached hereto as Exhibit 2.1;
     (ii) a Non-Competition Agreement for Cary Goldberg in the form attached hereto as Exhibit 5.7, executed by Cary Goldberg, (iii) a Non-competition Agreement for Jerry Goldberg in the form attached hereto as Exhibit 5.7, executed by Jerry Goldberg, (iv) a Consulting Agreement in the form attached to this Agreement as Exhibit 5.8, executed by Cary Goldberg, (v) the Representations Certificate as required under Section 2.5(a), (vi) the fully executed Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.12, and (vii) the Goodwill Purchase Agreement, executed by Cary Goldberg in the form attached hereto as Exhibit 5.14.

          (c) On or before the Closing Date, OneLink and RCI shall deliver to the RCI Shareholders the following fully executed documents: (i) the Notes, duly executed by OneLink; (ii) a Non-Competition Agreement for Cary Goldberg in the form attached hereto as Exhibit 5.7, executed by Onelink,
     (iii) a Non-Competition Agreement for Jerry Goldberg in the form attached hereto as Exhibit 5.7, executed by Onelink, and (iv) the Consulting Agreement in the form attached to this Agreement as Exhibit 5.8, executed by Onelink; (iv) the JG Loan Release in the form attached to this Agreement as Exhibit 2.2(c), (v) cashier's checks or evidences of completed wire transfers according to the instructions set forth in Schedule 2.2(a) to this Agreement in the amount of $3,040,000.00 (less any reductions or direct payments on behalf of RCI Shareholders as directed in Schedule 2.2(a)), (vi) the Goodwill Purchase Agreement, executed by RCI in the form attached hereto as Exhibit 5.14, (vii) the Goodwill Note, executed by RCI as "Debtor" and by OneLink as "Guarantor", in the form attached hereto as
     Exhibit 5.14, and (viii) a cashier's check, or evidence of a completed wire transfer according to instructions set forth in Schedule 2.2(a) to this Agreement in the amount of $760,000.00 in payment of the Goodwill Purchase Agreement.

     2.5 Conditions Precedent To Obligations of OneLink. Except as otherwise specifically set forth herein, all obligations of OneLink under this Agreement are subject to the fulfillment of the following conditions, prior to or on the Closing Date:

          (a) The representations and warranties of RCI Shareholders set forth in this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all respects, and the RCI Shareholders shall deliver to OneLink a certificate to that effect in the form attached hereto as Exhibit 2.5(a).

          (b) RCI Shareholders shall have met any covenants or completed any acts required to have been completed by the Closing Date;

          (c) Before the Closing Date, there shall have been no adverse change materially affecting the Business.

          (d) OneLink, shall either (i) have received as of the Closing Date all material licenses, permits, consents, authorizations and Approvals of any governmental agency or authority, or any other Person, necessary or appropriate for the consummation of this Agreement or the operation of the Business by OneLink (and the operation of the Travel Agency), or (ii) if such Approvals have not been issued prior to the date first set forth above, OneLink shall be reasonably satisfied that such Approvals will be issued in the ordinary course after such date and that OneLink may operate the Business as presently operated after such date prior to the issuance of such approvals without incurring any material liability or obligation based on such operation prior to the issuance of such Approvals.

          (e) OneLink and its counsel, accountants and other representatives shall have been afforded full access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Business, and the RCI Shareholders shall have furnished or caused to be furnished to OneLink and its representatives all data and information concerning the Business requested. Notwithstanding any investigation by, or knowledge on the part of OneLink concerning the Business, the representations and warranties of RCI Shareholders set forth in Section 3 of this Agreement shall be deemed to be in full force and effect, fully effective and unaffected thereby.

          (f) The Travel Agency Purchase Agreement shall have been executed and the transactions contemplated therein shall have been completed as of the Closing Date, except to the extent waived by the "Buyer" under such Agreement.

          (g) OneLink shall have entered into and received the fully executed Non-Competition Agreements of Cary Goldberg and Jerry Goldberg.

          (h) OneLink shall have entered into and received the fully executed Consulting Agreement of Cary Goldberg.

          (i) RCI Shareholders shall have delivered to OneLink all of the documents and consideration required to be delivered at Closing under
     Section 2.2(b).

          (j) The Board of Directors of OneLink shall have approved the Acquisition, including the Acquisition Agreement and the Operative Documents.

          (k) OneLink shall have received on or before Closing, the resignations of all of the current officers and directors of RCI, as well as the resignations of Jerry Goldberg as a consultant to RCI, Cary Goldberg as an employee of RCI and David Fisher, Esq. as in house counsel and employee of RCI, and in the case of David Fisher, an acknowledgement that RCI is not indebted to him for any payroll or fees as of Closing.

          (l) In the event any one or more of the conditions set forth in this
     Section 2.5 are not satisfied as required, OneLink, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent,
     (ii) to terminate this Agreement, or (iii) to postpone the Closing Date for a period not to exceed 30 days.

     2.6 Conditions Precedent to Obligations of RCI Shareholders. Except as otherwise specifically set forth herein, all obligations of the RCI Shareholders under this Agreement are subject to the fulfillment and satisfaction, on or before the Closing Date, of the following conditions, which may be waived by RCI
Shareholders:

          (a) The representations and warranties of OneLink contained in this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all respects.

          (b) RCI Shareholders shall have met any covenants or completed any acts required to have been completed by the Closing Date.

          (c) OneLink shall have entered into an arrangement with Frances Kiradjian for release of her claims against RCI Shareholders and RCI in the form set forth in Exhibit 2.6(c), subject only to changes in dates to reflect the correct Closing Date and date of execution (the "Kiradjian Agreement"), and shall have delivered a copy of the executed Kiradjian Agreement to the RCI Shareholders.

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          (d) OneLink shall have delivered to RCI Shareholders all of the documents and consideration required to be delivered at Closing under
     Section 2.4(c).

          (e) OneLink shall have furnished or caused to be furnished to the RCI Shareholders the materials described in Section 4.5 of this Agreement.

          (f) In the event any one or more of the conditions set forth in this
     Section 7.2 are not satisfied as required, RCI Shareholders, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent, (ii) to terminate this Agreement, or (iii) to postpone the Closing Date for a period not to exceed 30 days.

     3. REPRESENTATIONS AND WARRANTIES OF THE RCI SHAREHOLDERS.
        -------------------------------------------------------

     The RCI Shareholders, jointly and severally, represent and warrant to OneLink that the statements contained in this Section 3 are correct and complete as of the date of this Agreement. All warranties and representations are made subject to the Disclosure Schedules delivered by the RCI Shareholders to Onelink prior to execution of this Agreement, or, in the case of Schedule 3.21, following the Closing Date pursuant to Section 5.10.

     Schedule numbers set forth in the Disclosure Schedule are intended to correspond to the section numbers of this Agreement which are modified by the disclosures; provided that any information disclosed under any section number in the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate.

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or individual means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or individual. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or individual means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity or individual, taken as a whole.

     3.1 Corporate Status. RCI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own or lease its assets and properties and to carry on its business as now being conducted. RCI is not required to qualify or be licensed to do business as a foreign corporation in any other jurisdiction in which failure to so qualify or be licensed would individually or in the aggregate have a Material Adverse Effect on its business or on its ability to own or use any of its assets. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of RCI.

     3.2 Power and Authority. RCI has the power and authority to execute and deliver this Agreement and the other Operative Documents to which RCI is a party, to perform its obligations hereunder, and to consummate the transactions by it contemplated hereby. RCI has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the other Operative Documents to which the RCI is a party, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated hereby.

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     3.3 Enforceability. This Agreement has been duly executed and delivered on behalf of RCI and constitutes, and the other Operative Documents to which RCI is a party when executed and delivered will constitute, the legal, valid and binding obligation of RCI, enforceable against RCI in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 Capitalization. RCI has a single class of capital stock, designated as common stock. There are One Thousand (1,000) authorized shares of common stock and Two Hundred (200) issued and outstanding shares of common stock (the "RCI Shares"). All of the issued and outstanding shares of capital stock of RCI have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights or rights of first refusal or similar rights or any other laws (except any such violations as would not have a Material Adverse Effect on RCI or the rights or obligations of the OneLink after the Closing). Except for the Kiradjian Warrant, RCI has not granted or entered into and does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements obligating RCI to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into such capital stock.

     3.5 RCI Shareholders. The RCI Shareholders own all issued and outstanding shares of RCI Stock as follows: Cary Goldberg owns One Hundred (100) RCI Shares; the J Goldberg Trust owns One Hundred (100) RCI Shares. There are no voting trusts, proxies, shareholder agreements, buy-sell agreements, puts, calls, rights of first refusal or other agreements or understandings with respect to the shares or capital stock of RCI.

     3.6 No Violation; Consents. The execution and delivery by RCI of this Agreement and the other Operative Documents to which it may be a party, the performance by RCI of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) materially contravene any of the Articles of Incorporation, Bylaws, or other organizational or governing documents of RCI, (ii) materially violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award that is either applicable to, binding upon or enforceable against it, (iii) except as otherwise provided in Schedule 3.23, conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract that is applicable to, binding upon or enforceable against it,
(iv) result in or require the creation or imposition of any Lien upon or with respect to any of its properties or assets, (v) give to any individual or entity a right or claim against it, or (vi) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other Person.

     3.7 Records of RCI. The copies of the Articles of Incorporation, Bylaws, and other documents and agreements of RCI that have been provided to OneLink are true, accurate, and complete and reflect all amendments made thereto. The minute books and other records of corporate actions for RCI made available to OneLink for review are (i) correct and complete, (ii) such minute books and records contain the true photocopied, faxed or original signatures of the Persons purporting to have signed them, and (iii) such minute books and records contain an accurate record of all material corporate actions of the RCI Shareholders and directors of RCI taken by written consent or at a meeting or otherwise since incorporation or formation. All required corporate actions by RCI have been duly authorized or ratified. The stock ledger of RCI, as previously made available to OneLink, contains accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of RCI.

     3.8 Subsidiaries. RCI does not, directly or indirectly, own any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other entity or Person.

     3.9 Financial Statements.

          (a) RCI has delivered to OneLink its financial statements for the fiscal year ended November 30, 2004 (the "Financial Statements"), which are attached as Schedule 3.9 hereto. The referenced balance sheet as of November 30, 2004 is referred to herein as the "Current Balance Sheet." The Financial Statements, to the best of the RCI Shareholders' knowledge and subject to Section 3.9(b), (i) present fairly the financial position and results of operation and cash flow of RCI as of November 30, 2004 and (ii) reflect and provide adequate provisions for liabilities of RCI, including (without limitation) all known fixed or contingent liabilities.

          (b) OneLink hereby acknowledges that the Financial Statements have not been audited or subjected to a review and may not meet the standards of Generally Accepted Accounting Procedures or the accounting methods ultimately adopted by RCI under OneLink's ownership. In compiling the Financial Statements, the RCI Shareholders, with the assistance of an accountant and advisors, have followed RCI's normal accounting practices, and have compiled the Financial Statements to the best of their ability and knowledge, but, except as provided in Section 3.9(c) or elsewhere in this agreement, no representation or warranty is intended or expected as to the accuracy of a specific number or provision other than that such number or provisions fairly reflects RCI's financial conditions to the best of the RCI Shareholders' knowledge. OneLink further acknowledges that the pro-forma financial statements dated January 31, 2005 previously delivered to OneLink were based upon estimates and are not subject to the representations and warranties set forth herein.

          (c) Notwithstanding Section 3.9(b) above, the RCI Shareholders hereby represent and warrant that the Net Asset Value (as defined in this Section 3.9(c)) is not less than negative Four Hundred Seventy Thousand Nine Hundred Ninety Eight Dollars (-$470,998). For purposes of this Agreement, "Net Asset Value" shall be defined and calculated as follows (with capitalized terms referring to amounts properly included under those accounts or entries on the Current Balance Sheet): (i) Total Assets minus Prepaid Expenses, minus (ii) the difference between (A) Total Liabilities, minus (B) the sum of Deferred Income-Sales and Deferred Income-Rentals.

     3.10 Changes Since the Current Balance Sheet Date. Since the Current Balance Sheet date RCI has conducted its business only in the ordinary course and in conformity with past practice and, except as expressly contemplated by the terms of this Agreement or disclosed in Schedule 3.10, RCI has not:

          (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest;

          (b) declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise, on or with respect to its capital stock or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities;

          (c) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice;

          (d) (i) acquired any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions of capital or property transfer or, except in the ordinary course of business consistent with past practice, purchased any property or assets of any other Person, (ii) made or obligated itself to make capital expenditures out of the ordinary course consistent with past practice, (iii) incurred any indebtedness or other obligations or liabilities other than in the ordinary course consistent with past practice (other than liabilities that would constitute RCI Shareholder Transaction Fees), (iv) issued any debt securities or assumed, guaranteed or endorsed or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances, (v) modified, terminated or entered into any Contract other than in the ordinary course of business consistent with past practice, or (vi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice;

          (e) suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;

          (f) suffered any extraordinary losses (whether or not covered by insurance);

          (g) waived, canceled, compromised or released any rights other than in the ordinary course of business consistent with past practice;

          (h) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice;

          (i) paid any salary, bonus, severance or other compensation to any RCI Shareholder or any Affiliate thereof (other than in the ordinary course of business consistent with past practice, and, as set forth on, other than compensation payments to one or more RCI Shareholders in their capacity as service providers in connection with this transaction), or increased the compensation payable or to become payable to any of its other officers, directors, or employees or, except as presently bound to do, granted any severance or termination pay to, or entered into any bonus, employment or severance agreement with, any of its directors, officers, or employees (other than bonuses to employees in the ordinary course of business consistent with past practice), or established, adopted, entered into or amended or taken any action to accelerate any rights or benefits with respect to any bonus, profit sharing trust, compensation, stock option, restricted stock pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (j) taken any action or made any changes with respect to accounting policies or procedures or made any adjustment to its books and records;

          (k) paid, discharged or satisfied any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice;

          (l) delayed paying any account payable beyond the date on which it was due and payable except to the extent it was being contested in good faith;

          (m) entered into any transaction with any of the RCI Shareholders or Affiliates thereof (other than in the ordinary course consistent with past practices and in their capacity as employees or vendors of RCI, as set forth on Schedule 3.10);

          (n) entered into any other transaction or been subject to any event or series of transactions or events that has or may reasonably be expected to have a Material Adverse Effect on RCI; or

          (o) agreed to do or authorized any of the foregoing.

     3.11 Liabilities. RCI has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise, except:

          (a) to the extent reflected on the Current Balance Sheet and not heretofore paid or discharged; and

          (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to (A) any breach of contract, or (B) any tort, infringement or violation of law, or that arose out of any action, suit, claim, governmental investigation or arbitration proceeding) and which are not individually or in the aggregate material in amount or scope or which do not have a Material Adverse Effect;

          (c) liabilities which constitute RCI Shareholder Transaction Fees and which will be paid by the RCI Shareholders.

     3.12 Litigation. Except as disclosed in Schedule 3.12, there is no litigation or action, suit, proceeding, investigation pending and served on, or to the knowledge of the RCI Shareholders threatened against, or affecting RCI, its Business, properties or assets, and to the knowledge of the RCI Shareholders there is no basis for any of the foregoing.

     3.13 Real Estate.

          (a) RCI does not own and has never owned any real property or interest therein (including, without limitation, any option or other right or obligation to purchase any real property or any interest therein, but excluding leasehold interests).

          (b) As of the date of this Agreement, the Lease is in full force and effect and has not been amended, and neither RCI nor, to the knowledge of the RCI Shareholders, the lessors, are materially in default or breach of the Lease. No event has occurred that, with the passage of time or the giving of notice or both, would cause a material breach of or default under the Lease by RCI nor, to the knowledge of the RCI Shareholders, by the lessors. RCI has not entered into any subleases of the Premises or any portion thereof, or granted any licenses or occupancy rights with respect to the Premises.

          (c) The Lease, by its terms, expires on March 31, 2005, and therefore, if the Closing Date occurs on or before March 31, 2005, the representation set forth in the first sentence of Section 3.13(b) shall not apply. Furthermore, the Acquisition would constitute a default under the Lease unless the prior consent of the landlord is obtained, and thus an Approval will be required from the Landlord on the Lease.

     3.14 Environment, Health and Safety. To the knowledge of the RCI Shareholders, there is no environmental or health and safety matter that could give rise to any material liability, cost or expense to RCI (and to the knowledge of the RCI Shareholders there is no basis relating to any past or present operations, properties, or facilities of RCI for any present or future charge, complaint, action suit, proceeding, hearing, investigation, claim or demand against RCI giving rise to any such liability). To the knowledge of the RCI Shareholders, RCI has complied with all laws of any governmental authority concerning the environment, public health and safety, and employee health and safety where the failure to so comply would have a Material Adverse Effect on RCI, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

     3.15 Good Title to, Adequacy and Condition of Assets.

          (a) The Assets as of Closing (including the Assets purchased by RCI from Cary Goldberg pursuant to the Goodwill Purchase Agreement) constitute all of the Assets necessary to operate the Business, and the RCI Shareholders, as of the Closing Date and after giving effect to the Goodwill Purchase Agreement, own none of the Assets. RCI has good and marketable title to, or a valid leasehold interest in or license or other right to use, all of the Assets, free and clear of any Liens, other than Liens described on Schedule 3.15.

          (b) The Fixed Assets in use or necessary for the Business and operations of RCI are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with all applicable manufacturer's specifications and warranties. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures, owned, used by or located on the Premises of RCI or set forth on the Current Balance Sheet or acquired by RCI since the date of the Current Balance Sheet.

     3.16 Compliance with Laws; Permits. To the knowledge of the RCI Shareholders, RCI has been in material compliance with all laws, regulations and orders applicable to RCI, its business and operations (as conducted by it now and in the past), the Premises and any other properties and assets owned or used by it now or in the past. RCI has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending and served or, to the knowledge of the RCI Shareholders, threatened. RCI is not subject to any Contract, decree or injunction that restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business. To the best knowledge of the RCI Shareholders, neither RCI, nor any of its employees or agents, has made any payment of funds in connection with its business that is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law. RCI possesses all permits and licenses applicable to it, its business and operations and all such permits are in full force and effect and RCI is in compliance therewith. All such permits and licenses are listed on Schedule 3.16.

     3.17 Labor and Employment Matters.

          (a) Set forth in Schedule 3.17 is a true and complete list of all directors, officers, employees and consultants of RCI showing the current salary, benefits and other compensation (including any bonus) for such director, officer, employee and consultant and including a list of all contracts or agreements with each such Person. The employment of each employee, consultant or free-lancer is terminable at will, without any notice or severance of any kind.

          (b) RCI is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims or unfair labor practices, or other collective bargaining disputes. To the knowledge of the RCI Shareholders, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of RCI.

          (c) No employee or former employee of RCI has any claim against RCI (whether under applicable law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay; (ii) wages or salary, other than for the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year, accrued on the Current Balance Sheet; or (iv) any other claims arising under any law governing labor and employment matters including without limitation, employment discrimination claims.

          (d) RCI is current with respect to all wages, salaries, bonuses, expenses and other amounts payable to any of its employees (other than for the current payroll period). RCI has complied with all laws relating to health, safety and conditions of employment and employment practices and wages and hours including payment of all Taxes where the failure to so comply would have a Material Adverse Effect on RCI.

     3.18 Employee Benefit Plans. Except as set forth in Schedule 3.18, RCI does not maintain or contribute to any current Employee Benefit Plan, and has not maintained or contributed to any Employee Benefit Plan. All payments necessary to fund any Employee Benefit Plan with respect to any obligations accrued or incurred on or before the Closing Date have either been paid in full or are reflected on the Current Balance Sheet.

     3.19 Tax Matters.

          (a) RCI has timely filed (subject to applicable extensions) all Tax Returns that it was required to file in compliance with all applicable laws and regulations. All such Tax Returns were correct and complete in all respects, or, in the case of Tax Returns which were later amended, the final amended version of the Tax Return was correct and complete in all respects. All Taxes owed by RCI as of any time on or before the Closing Date (whether or not shown on any Tax Return) have been paid, other than payroll taxes for the payroll period which includes the Closing Date. RCI currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where RCI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of RCI that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) RCI has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party in compliance with all applicable laws and regulations.

          (c) To the best knowledge of the RCI Shareholders, RCI does not expect any authority to assess any additional Taxes against RCI for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of RCI either (i) claimed or raised by any authority in writing and delivered to RCI or (ii) as to which RCI has knowledge based upon personal contact with any agent of such authority.

          (d) RCI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The unpaid Taxes of RCI (including any Taxes with respect to the net income of RCI for the period since November 30, 2004) do not exceed, and as of the Closing Date will not exceed, the reserve for tax liability set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RCI.

          (f) The amount of Taxes payable to any governmental authority for the RCI fiscal year ending November 30, 2004 will not exceed the amount previously paid as estimated taxes for that fiscal year.

     3.20 Insurance. RCI is covered by valid, outstanding enforceable policies of insurance listed in Schedule 3.20 (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. RCI has complied with the provisions of such Insurance Policies applicable to it, and has provided OneLink copies of all Insurance Policies and all amendments and riders thereto or other evidence thereof. To the best knowledge of the RCI Shareholders, there are no pending claims under any of the Insurance Policies, including any claim for loss or damage to the properties, assets or business of RCI. To the best knowledge of the RCI Shareholders, RCI has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     3.21 Accounts Receivable. A listing of the Accounts Receivable of RCI as of November 30, 2004 is attached hereto as Schedule 3.21. The accounts listed on
Schedule 3.21 represent all amounts invoiced by RCI and which, unless indicated on Schedule 3.21, remain unpaid and have not been written off, compromised, set off or settled and are not subject to any claim or refusal to pay by the party to which the invoice was issued as of the Closing. At least ninety percent (90%) of the face value of Accounts Receivable of RCI set forth in Schedule 3.21, shall be collectible in the ordinary course on or before December 31, 2005.

     3.22 Relationships with Customers and Suppliers; Affiliated Transactions. To the knowledge of the RCI Shareholders, no current supplier to RCI has threatened to terminate its business relationship with RCI for any reason. RCI does not have any direct or indirect ownership interest in any customer, supplier or competitor of RCI or in any Person from whom or to whom RCI leases real or personal property.

     3.23 Material Contracts. Schedule 3.23 sets forth all Material Contracts to which RCI is a party or bound. RCI has not materially violated any of the terms or conditions of any Material Contract or any term or condition that would permit termination or modification of any Material Contract, all of the material covenants to be performed by any other party thereto have, to the knowledge of the RCI Shareholders, been fully performed, and no claims have been made or issued for breach or indemnification or notice of default or termination under any Material Contract. Each Material Contract is currently in full force and effect, and except as set forth in Schedule 3.23, no Material Contract is, by its terms, due to expire before July 1, 2005. Each of the Material Contracts constitutes the legal, valid and binding obligation of RCI. No event has occurred that constitutes, or after notice or the passage of time, or both, would constitute, a material default by RCI under any Material Contract and, to the knowledge of the RCI Shareholders, no such event has occurred that constitutes or would constitute a material default by any other party. RCI is not subject to any liability for payment resulting from renegotiation of amounts paid under any Material Contract. The RCI Shareholders have delivered true and correct copies of all written Material Contracts to which RCI is now a party or by which it or its properties or assets may be bound or affected.

     As used in this Section 3.23, "Material Contracts" means written or oral contracts to which RCI is now a party or by which it or its properties or assets may be bound or affected in one or more of the following categories: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) leases of real or personal property (c) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (d) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements or any other agreements relating to any employee, consultant, officer or director of RCI; (e) licenses, development, teaming, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (f) contracts relating to pending capital expenditures by RCI; (g) contracts obligating RCI to expend more than $1,000 to purchase supplies, equipment, advertising, media and media related services of any kind; (h) non-competition agreements restricting RCI in any manner; (i) any other contracts obligating RCI to make payments of more than $5,000 after the Closing Date; (j) any Employee Benefit Plans; and (k) any agreement or contracts with any Affiliate of RCI or the RCI Shareholders. Except for the consents set forth on Schedule 3.23, no Material Contract requires the consent or approval of any party based upon the sale of the RCI Stock to OneLink or in connection with the consummation of the transactions contemplated hereby, and the sale of the RCI Stock will not result in the termination of any Material Contract and will not bring into operation any other provisions thereof (including penalties or acceleration) nor result in a breach or default thereunder.

     3.24 Brokers and Finders. RCI Shareholders and RCI have retained Janas Corporation dba Janas Associates, and the RCI Shareholders are solely responsible for any fees payable to Janas Corporation dba Janas Associates in connection with the Acquisition except to the extent such fees were paid by RCI prior to August 1, 2004. Neither RCI nor the RCI Shareholders have retained or contracted with any other broker or finder, and RCI will not be indebted to any broker or finder, in connection with the transactions contemplated by this Agreement.

     3.25 Power and Authority (RCI Shareholder). Each RCI Shareholder warrants and represents, severally but not jointly with any other party, that it has the power and authority and legal capacity to execute and deliver this Agreement and the other Operative Documents to which such RCI Shareholder is a party, to perform its obligations hereunder, and to consummate the transactions by it contemplated hereby. Each RCI Shareholder warrants and represents, severally but not jointly with any other party, that it has taken all action (corporate, trust or otherwise) necessary to authorize its execution and delivery of this Agreement and the other Operative Documents to which such RCI Shareholder is a party, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated hereby.

     3.26 Enforceability. Each RCI Shareholder warrants and represents, severally but not jointly with any other party, that this Agreement has been duly executed and delivered by it or on its behalf and constitutes, and the other Operative Documents to which each such RCI Shareholder is a party when executed and delivered will constitute, the RCI Shareholder's legal, valid and binding obligation, enforceable against the RCI Shareholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.27 Ownership of RCI Stock. Each RCI Shareholder warrants and represents, severally but not jointly with any other party, that (i) the RCI Shareholder owns the number of RCI Shares indicated in Section 3.5 free and clear of all Liens, restrictions and claims of any kind, other than restrictions imposed by the Kiradjian Warrant and restrictions which may be imposed by state or federal securities laws, and (ii) upon the delivery of the certificates for the RCI Stock to OneLink as provided herein, OneLink will receive good and marketable title thereto, free and clear of all Liens and other restrictions, other than restrictions imposed by state or federal securities laws.

     3.28 No Violation; Consents (RCI Shareholder). Each RCI Shareholder warrants and represents, severally but not jointly with any other party, that the execution and delivery by the RCI Shareholder of this Agreement and all other Operative Documents to which it may be a party, the performance by the RCI Shareholder of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not require the consent, approval, authorization or permit of, or filing with or notification to any other Person.

     3.29 Payments of Personal Expenses; Distributions to RCI Shareholders and Affiliates. Since August 1, 2004, except as set forth on Schedule 3.29, RCI has not paid any personal expenses of either RCI Shareholder or made any distribution, whether in the form of a bonus, dividend, employee benefit or perquisite, loan or advance or any other payment of any kind on behalf of an RCI Shareholder or an Affiliate of an RCI Shareholder.

     3.30 Untrue or Omitted Facts. No representation, warranty, Schedule or statement by RCI Shareholders in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limitation of the foregoing, there is no fact known to the RCI Shareholders that has had, or which may be reasonably expected to have, a materially adverse effect on either the Business or the Assets and that has not been disclosed in writing to the OneLink.

     4. REPRESENTATIONS AND WARRANTIES OF ONELINK. OneLink represents and warrants to RCI Shareholders that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct on the Closing Date:

     4.1 Organization and Authority of OneLink. OneLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and properly qualified to engage in business in California. OneLink has all requisite power and authority to enter into, perform and carry out this Agreement, and the signatory hereto for OneLink has proper authorization to execute this Agreement on behalf of OneLink. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of OneLink and its directors.

     4.2 Enforceability. This Agreement has been duly executed and delivered by OneLink, and, upon delivery, will constitute OneLink's legal, valid and binding obligation enforceable against OneLink in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.3 No Violation. The execution and delivery of this Agreement by OneLink, the performance by OneLink of its obligations hereunder and the consummation of the transactions contemplated by this Agreement and by the Operative Documents will not (i) contravene any material provision of the Certificate of Incorporation or Bylaws, or other organizational or governing documents of OneLink, (ii) violate or conflict with any material law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any governmental authority or of any arbitration award that is either applicable to, binding upon, or enforceable against OneLink, (iii) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract that is applicable to, binding upon or enforceable against OneLink, or
(iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other Person.

     4.4 Brokers and Finders. OneLink has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

     4.5 OneLink Financial Statements and Financial Statements of The Call Center, LLC.

          (a) OneLink has filed all reports on Forms 10-K, 10-Q and 8-K required to be filed by OneLink with the Securities Exchange Commission. Such reports on Forms 10-K, 10-Q and 8-K are available to the RCI Shareholders at www.sec.gov. OneLink has prepared a DRAFT of its report on Form 10-K for the year ended on December 31, 2004, which must be filed by March 31, 2005 (unless an extension is filed), and has provided a copy thereof to the RCI Shareholders. As of their respective dates (and in the case of the DRAFT Form 10-K for December 31, 2004, subject to final auditor adjustments), such reports did not contain any untrue statements of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of circumstances under which they were made, not misleading.

          (b) OneLink has delivered to the RCI Shareholders the financial statement as of December 31, 2004 of The Call Center, LLC, a business entity which OneLink has contracted to acquire (subject to certain conditions to be met prior to closing) on or about the Closing Date pursuant to an Acquisition Agreement dated March 28, 2005 (the "TCC Acquisition Agreement"). The Call Center, LLC financial statements delivered to the RCI Shareholders are true and correct copies of the financial statements delivered to OneLink in connection with OneLink's acquisition of The Call Center, LLC, supported by representations and warranties of the seller in that transaction. The TCC financial statements are subject to exceptions and disclosures made in the TCC Acquisition Agreement, and OneLink has accepted and executed the TCC Acquisition Agreement subject to those exceptions and disclosures, a copy of which disclosures have been provided to the RCI Shareholders. The representations of OneLink set forth in this Section 4.5 are made expressly subject to those disclosures. Subject to the conditions and disclosures set forth in the TCC Acquisition Agreement, OneLink is not aware, to the best of its knowledge, of any other fact or circumstance which would affect the accuracy of the December 31, 2004 TCC financial statements. OneLink has not audited the financial statements and makes no further representation or warranty as to the accuracy or correctness of the financial statements.

          5. COVENANTS AND OTHER AGREEMENTS.

     5.1 Deliveries of Schedules and Exhibits. All Schedules and Exhibits referenced in this Agreement which have not been prepared or delivered to OneLink as of the date of this Agreement shall be delivered to OneLink on or before the Closing Date, and OneLink and RCI Shareholders shall cooperate and use their respective best efforts to complete such Schedules on a timely basis.

     5.2 Operation of Business Prior to Closing Date. During the period from the date of this Agreement until the Closing Date, RCI Shareholders shall cause RCI to conduct the Business in a prudent, responsible manner, and in the ordinary course consistent with past practice, and shall not, without the consent of the OneLink fail to perform in all material respects all of its obligations under all material contracts and commitments applicable to the Business.

     5.3 Access. During the period until the Closing Date, RCI Shareholders shall (a) give OneLink and OneLink's authorized representatives reasonable access during normal working hours and at all times on weekends to all of the Premises and to the books and records relating to the Business, (b) permit OneLink to make inspections thereof, and (c) furnish OneLink with such financial and operating data and other information with respect to the Business, and to discuss with OneLink and its authorized representatives its affairs, all as OneLink may from time to time reasonably request. RCI Shareholders expressly acknowledges and agrees that, until the Closing, the Business remains under the sole control and responsibility of RCI Shareholders; the RCI Shareholders remains responsible for all decisions and operations in respect to the Business; and OneLink shall in no manner be deemed to be in control of the Business or its operations.

     5.4 Confidentiality. RCI Shareholders and its agents each agree that all confidential and proprietary information (including without limitation, technical information, customer lists and financial data) relating to the Business shall be treated as confidential, and RCI Shareholders shall not use or disclose such information after the Closing Date; provided, however, that there shall be no obligation to keep in confidence any information which (a) was permitted in writing by OneLink to be used or disclosed, or (b) is within the public domain or comes within the public domain without any breach of this Agreement.

     5.5 Duties Under Agreement. RCI Shareholders and OneLink each shall use their best efforts to complete and execute all acts, undertakings and duties required under this Agreement on or before the projected Closing Date, or on a timely basis as provided in this Agreement.

     5.6 Satisfaction of Waived Conditions or Deliveries. In the event delivery of any document or approval required under this Agreement is waived at the Closing Date, the parties agree to use commercially reasonable efforts thereafter to deliver such document or approval as soon as practical, unless the terms of the waiver state that the delivery or act is permanently waived.

     5.7 Noncompetition. For a period of five (5) years, commencing on the Closing Date, the RCI Shareholders, will not be employed by, consult with, own, or conduct, either directly or through any contracting party, agent or representative, or through any subsidiary, venture, partnership or entity partially or wholly owned by either or both of the RCI Shareholders, any business or entity that offers any of the services included in the Business. The Business has been conducted and is expected to continue to be conducted on a worldwide basis with existing customers worldwide, and therefore, this noncompetition obligation shall apply to all countries, worldwide, including all regions, countries and political subdivisions worldwide where the RCI representatives are located as of the Closing Date. Nothing in this Section 5.7 shall be construed as preventing RCI Shareholders from: (i) enforcing RCI Shareholders' rights under the Note, or (ii) RCI Shareholders' acquisition and holding, solely as an investment, commercial paper or other corporate debt instruments commonly traded, or any publicly traded securities of any corporation or business enterprise so long as such securities do not, in the aggregate, constitute more than one percent (1%) of the outstanding securities of such corporation or business entity. The RCI Shareholders acknowledge that the noncompetition covenant set forth in this Section 5.7 is reasonable and necessary to protect OneLink's interests in the Business and that any violation hereof would result in irreparable injury to OneLink. The RCI Shareholders therefore acknowledge and agree that, in the event of any violation hereof, OneLink shall be entitled and authorized to obtain, from any court of competent jurisdiction, temporary or permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights and remedies to which OneLink may be entitled. This Non-Competition obligation shall be set forth in Non-Competition Agreements among RCI, OneLink and each of Cary Goldberg and Jerry Goldberg in the form set forth in Exhibit 5.7 to this Agreement (the "Non-Competition Agreements").

     5.8 Consulting Agreement. Cary Goldberg shall provide services for OneLink and RCI for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date pursuant to terms of a consulting agreement in the form attached to this Agreement as Exhibit 5.8 (the "Consulting Agreement").

     5.9 Travel Agency Purchase Agreement. The Travel Agency Purchase Agreement shall be in the form set forth in Exhibit 5.9 to this Agreement. OneLink agrees to cause its wholly owned subsidiary, Onelink Travel Service, Inc. to execute the Travel Agency Purchase Agreement on or before the Closing Date, and the RCI Shareholders shall use their best efforts to cause Jean Goldberg to execute the Travel Agency Purchase Agreement on or before the Closing Date. OneLink and the RCI Shareholders shall use their best efforts to obtain any Approvals of third parties required to implement the Travel Agency Purchase Agreement prior to the Closing Date, or, if not obtained before the Closing Date, as promptly as commercially feasible after the Closing Date.

     5.10 Accounts Receivable.

          (a) RCI Shareholders have stated that it is not feasible to prepare a statement of Accounts Receivable as of the Closing Date (or the business day immediately prior) and provide that update to OneLink on the Closing Date. Therefore, following the Closing Date, OneLink shall cause RCI to prepare a statement of Accounts Receivable as of the Closing Date. The schedule of Closing Date Accounts Receivable shall be prepared according to past practice of RCI, but presented in a manner acceptable to OneLink's auditors. The RCI Shareholders agree to cooperate with RCI to cause such statement to be prepared as promptly as practical, and in any event within thirty (30) days after the Closing Date. After preparation of the updated Accounts Receivable statement, Cary Goldberg, as representative of the RCI Shareholders, shall review, and suggest appropriate changes to the Accounts Receivable statements within five (5) business days after receiving the updated statements. If there is any dispute regarding the Accounts Receivable statement, such dispute shall be resolved pursuant to Section
     8.2 of this Agreement; provided, however, that any such dispute must be initiated by the RCI Shareholders on or before the date sixty (60) days after the Closing Date; and, further provided, that the listing of Closing Date Accounts Receivables shall become final (the "Final Closing Date Accounts Receivable") upon the earliest of the following events: (i) the mutual acceptance of OneLink and Cary Goldberg, (ii) sixty (60) days after the Closing Date if Cary Goldberg has not delivered notice of a dispute pursuant to Section 8.2(a) with respect to the Closing Date Accounts Receivable, and (iii) the date any dispute with respect to the Closing Date Accounts Receivable is resolved pursuant to Section 8.2.

          (b) OneLink shall cause RCI to make diligent commercially reasonable efforts to collect the Accounts Receivables. In the event RCI fails to collect all of the Accounts Receivable on the Closing Date Accounts Receivable List, the face amount of such Accounts Receivable and the actual amount of such Accounts Receivable collected shall be taken into account in determining whether an Accounts Receivable Shortfall exists, which would be subject to indemnification by the RCI Shareholders pursuant to Section 6.1 of this Agreement.

     5.11 Audit of RCI. For the purposes of presenting the financial statements of RCI in a form acceptable for consolidation of RCI with OneLink financials for the purpose of reporting to the Securities and Exchange Commission, after the Closing, OneLink and its auditors will conduct an audit and restatement of the financial statements of RCI. OneLink shall use its best efforts to cause the audit to be completed on or before June 1, 2005, and the RCI Shareholders agree to provide reasonable cooperation, at OneLink's expense, in the conduct of the audit.

     5.12 Distribution of Vehicles and Assumption of Obligations. Schedule 5.12 sets forth the description of all motor vehicles owned or leased by RCI as of the date of this Agreement (the "Vehicles"). On or before the Closing Date, but in no event after the Closing, the RCI Shareholders shall cause all of the vehicles listed on Schedule 5.12 to be distributed or transferred out of RCI, and the RCI Shareholders shall have assumed any continuing lease obligations or other continuing obligations with respect to the Vehicles or otherwise arranged for the assumption of such obligations and an indemnification of RCI with respect to such obligations. All costs arising out of such distributions (including taxes or licensing fees, or surrender fees or charges) shall be paid by the RCI Shareholders. The assignment and assumption pursuant to this Section
5.12 shall be pursuant to an Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.12.

     5.13 Releases of RCI Shareholder Guarantees. After Closing, OneLink shall, and shall cause RCI to, use commercially reasonable efforts to cause the RCI Shareholders to be removed as guarantors or co-signers of any liabilities for which RCI will have continuing responsibility after Closing and with respect to which the RCI Shareholders have informed OneLink that one or both of the RCI Shareholders have personal liability as a guarantor or co-signer. Specifically, and without limitation of the preceding sentence, OneLink shall, or shall cause RCI to, pay off all liabilities of RCI to CitiNational Bank ("CNB") and close all RCI accounts at CNB with respect to which the RCI Shareholders have liabilities as guarantors or co-signers before any amounts of RCI cash flow or income may be distributed by RCI to OneLink, whether by dividend, or through distributions or intercompany transfers of any kind. In the event OneLink and RCI are unable to remove an RCI Shareholder as guarantor or co-signer with respect to any liability subject to this Section 5.13, the indemnity rights set forth in Section 6.2(a)(iii) shall continue to apply to such RCI Shareholder in the capacity of guarantor or co-signer.

     5.14 Goodwill Purchase Agreement. Attached to this Agreement as Exhibit
5.14 is an agreement, entered into by RCI and Cary Goldberg, effective simultaneously upon Closing, for the purchase by RCI of certain goodwill relating to the Business, which has been developed and retained by Cary Goldberg (the "Goodwill Purchase Agreement"). OneLink agrees: (i) to transfer to RCI $960,000.00 for the purpose of funding the payments due under the Goodwill Purchase Agreement on the Closing Date, and (ii) to cause RCI to pay the $960,000.00 to Cary Goldberg on the Closing Date, or, OneLink may make a direct transfer of the $960,000.00 to Cary Goldberg with the understanding that the amount is transferred by OneLink on behalf of RCI. OneLink further agrees to take such actions as are necessary to cause RCI to timely pay the Goodwill Note, and OneLink shall act as "Guarantor" of the Goodwill Note.

     6. INDEMNITIES.

     6.1 Indemnity of OneLink by RCI Shareholders.

     (a) RCI Shareholders shall indemnify, hold harmless and defend OneLink from and against any and all claims, losses, costs, expenses, liabilities, claims, demands and judgments of every nature (including the defense thereof and reasonable attorneys' fees incurred) arising out of or in connection with or related to (i) the breach or failure of any representation made by RCI Shareholders pursuant to this Agreement, whether made on behalf of the RCI Shareholders or RCI, (ii) the non-performance, partial or total, of any covenant made by RCI Shareholders pursuant to this Agreement, and (iii) the amount of any Accounts Receivable Shortfall.

     (b) Notwithstanding the provisions of this Section 6.1, no claim for indemnity shall be made by OneLink against RCI Shareholders except to the extent that the aggregate amount of all claims hereunder exceeds $10,000.00 plus the amount of the Tax Refund, if any, and further provided that the maximum amount which RCI Shareholders may be obligated to pay for Indemnity Claims arising hereunder shall be the amount of Acquisition Consideration actually paid to the RCI Shareholders (including payments made under the Goodwill Purchase Agreement).

     6.2 Indemnity of RCI Shareholders by OneLink.

     (a) OneLink shall indemnify and hold RCI Shareholders harmless from and against any and all claims, losses, costs, expenses, liabilities, claims, demands and judgments of every nature (including the defense thereof and reasonable attorneys' fees incurred) arising out of or in connection with or which are related to (i) the breach by OneLink of any warranty or representation made by OneLink pursuant to this Agreement, (ii) the non-performance, partial or total, of any covenant made by OneLink pursuant to this Agreement, (iii) the Assets and operations of the Business on or after the Closing Date, and (iv) any personal guarantees or personal liabilities of the RCI Shareholders with respect to liabilities relating to the Business (other than the vehicles to be distributed pursuant to Section 5.12), but only to the extent such guarantee or liability relates to a liability disclosed in the Schedules.

     (b) Notwithstanding the provisions of this Section 6.2, no claim for indemnity shall be made by RCI Shareholders against OneLink except to the extent that the aggregate amount of all claims hereunder exceeds $10,000.00, and further provided that the maximum amount which OneLink may be obligated to pay for Indemnity Claims arising hereunder shall be the Acquisition Consideration.

     6.3 Notice of Claims; Disputed Claims; Third Party Suits.

     (a) Any party making a claim for indemnity under this Section 6 ("Indemnitee") against the other party ("Indemnitor") shall give notice of such claim in writing (the "Claim Notice"), which Claim Notice shall state in general terms the facts upon which Indemnitee makes such claim for indemnification together with reasonable documentation of such claim. Within fifteen (15) days following the date of the Claim Notice, the Indemnitor receiving the Claim Notice shall respond with a written notice to Indemnitee (the "Response Notice"): (i) accepting the claim set forth in the Claim Notice (a "Claim Acceptance"), (ii) disputing the claim in the Claim Notice and stating in general terms the basis for disputing the claim together with reasonable documentation, if any, of the basis for disputing the claim (a "Claim Dispute"),
(iii) disputing in a portion of the claim set forth in the Claim Notice, in which case only the portion that is disputed shall be treated as subject to a Claim Dispute and the remainder shall be deemed subject to a Claim Acceptance.

     (b) In the event of any claim or demand asserted against Indemnitee by a third party upon which Indemnitee may claim indemnification under this Section 6, Indemnitee shall give Indemnitor a Claim Notice within fifteen (15) days after receipt thereof, and indicating in the Claim Notice whether Indemnitee intends to conduct the defense of such claim or demand. Indemnitor shall have the right, at such Indemnitor's own expense, to participate in such defense. If Indemnitee conducts the defense and Indemnitor does not participate in such defense, Indemnitee shall have the right fully to control and to settle the proceeding. If Indemnitor elects to participate in such defense, Indemnitee shall nonetheless control the proceeding, but shall not settle the same without the consent of Indemnitor, which consent shall not be unreasonably withheld. If Indemnitee elects not to conduct the defense, Indemnitor shall conduct such defense and Indemnitor shall not settle the same without the consent of Indemnitee, which consent shall not be unreasonably withheld.

     (c) No Claim Notice shall be effective if given by either OneLink or RCI Shareholders at any time after the date one year after the Closing Date.

     6.4 Procedure for Determining Indemnity Obligations. With respect to any Claim Dispute given pursuant to Section 6.3 of this Agreement, the following procedure shall be followed: (i) Indemnitee and Indemnitor shall attempt in good faith to resolve the Claim Dispute within thirty (30) days after the date of the Response Notice which sets forth the Claim Dispute; (iii) in the event that the attempt to resolve the Claim Dispute is unsuccessful, the parties shall pursue the dispute resolution procedure set forth in Section 8.2 of this Agreement.

     6.5 Payment of Claims; Setoff. The amount of the any claim for indemnity under this Section 6 shall be paid by Indemnitor to Indemnitee within five (5) business days after the claim is resolved as evidenced by any of the following (each, an "Indemnity Decision"): (i) a Claim Acceptance or other written agreement of Indemnitor and Indemnitee; (ii) the decision of an arbitrator pursuant to Section 8.2 that Indemnitor is liable for such indemnity, or (iii) the decision of a court of competent jurisdiction that Indemnitor is liable for such indemnity. In the event the OneLink is the Indemnitee, the OneLink shall be entitled to set off the amount of the indemnity claim subject to the Indemnity Decision, or any portion thereof, against the principal amount under the Notes, in either order or priority; provided that such setoff may not occur prior to an Indemnity Decision. In the event a Claim Dispute is in effect on the date the principal amount of the Note is to be paid to RCI Shareholders, OneLink may defer payment of a portion of the principal of the Note not in excess of the amount of the Indemnity Claim which is subject to the Claim Dispute until an Indemnity Decision is reached, and at that time the Note shall either be paid or offset in the amount provided in the Indemnity Decision; provided that any amounts ultimately paid shall be augmented by additional interest and penalties as set forth in Section 8(b) of the Notes.

     7. Termination. This Agreement may be terminated as follows:

          (a) At any time upon the mutual consent of the parties hereto;

          (b) By RCI Shareholders upon the giving of notice in the event that the one or more of the conditions described in Section 2.6 has not been fulfilled by OneLink or waived by RCI Shareholders on or before the Closing Date; or

          (c) By OneLink upon the giving of notice in the event that any or all of the conditions described in Section 2.5 have not been fulfilled by RCI Shareholders or waived by OneLink on or before the Closing Date.

     In the event of termination of this Agreement pursuant to this Section 7, no party shall have any obligation to the others whatsoever with respect to this Agreement, the transactions provided for herein, or the expenses incurred in connection with or in contemplation of this Agreement.

     8. Miscellaneous.

     8.1 Assignment. Neither the RCI Shareholders nor OneLink may assign, in whole or in part, any of their respective rights or obligations under this Agreement, unless such assignment is expressly consented to by the other. This Agreement shall be binding upon and inure to the benefit of the assigns, heirs, administrators, executors, legal representatives and successors in interest of the parties hereto.

     8.2 Dispute Resolution; Arbitration. Except as otherwise provided in this Agreement or in the relevant Operative Document, any controversy, dispute, or claim arising out of or relating to this Agreement (including the Operative Documents) or the performance or breach thereof, shall be settled according to the following procedures.

          (a) Notice of Dispute. Any party may initiate this dispute resolution procedure by giving notice to the other party or parties, which notice shall describe the claim or dispute at issue and shall propose an arbitrator. For a period of fifteen (15) days following such notice, the parties shall attempt in good faith to settle their dispute without resort to arbitration.

          (b) Mediation. The parties may, with the approval of each party involved, attempt in good faith to settle their dispute by mediation.

          (c) Arbitration. Any matter not settled among the parties by mediation shall be submitted to JAMS/Endispute, Inc. for binding arbitration in San Francisco, California. Arbitration may be commenced at any time after thirty (30) days following a Dispute Notice given under Section 8.2(a) hereof. The cost of arbitration, including any administration fee, the arbitrator's fee, and costs for use of facilities during any hearing, shall be borne equally by the parties to the arbitration. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall not have the power to alter, amend, modify or change any of the terms of this Agreement, nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law.

     8.3 Expenses. Unless otherwise provided in this Agreement, OneLink and RCI Shareholders shall each pay their own costs and expenses incurred in connection with this Agreement and the transactions and activities contemplated herein.

     8.4 Schedules and Exhibits. All references in this Agreement to schedules and exhibits refer to those schedules and exhibits set forth on Schedule 8.4, which schedules and exhibits have been delivered to and initialed by OneLink or RCI Shareholders as the case may be.

     8.5 Additional Documentation. RCI Shareholders shall from time to time, subsequent to the date first set forth above, at OneLink's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as OneLink reasonably may require in order more effectively to consummate the transactions contemplated by this Agreement.

     8.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon delivery if delivered personally, (b) five (5) days after mailing if mailed, certified or registered mail with postage prepaid, or (c) upon confirmed delivery if sent by courier, next-day or overnight mail or delivery, , to the address, facsimile number, or e-mail address set forth below:

           If to OneLink or OneLink:       OneLink 4 Travel, Inc.
                                           One Market Plaza
                                           Spear Street Tower
                                           38TH Floor
                                           San Francisco, CA 94105
                                           Attn: F. W. Guerin, CEO

           With a Copy to:                 Jeffrey B. Detwiler, Esq.
                                           Dudnick Detwiler Rivin & Stikker LLP
                                           351 California Street, 15th Floor
                                           San Francisco, California  94104

           If to RCI Shareholders:         Cary Goldberg
                                           1600 Theising Drive
                                           Moorpark, CA 93021

           With a Copy to:                 David S. Fisher, Esq.
                                           Fisher & Greenfield
                                           5850 Canoga Avenue
                                           Woodland Hills, CA 91367

     The addresses provided for notice hereunder may be changed by any party by providing notice to the other party.

     8.7 Survival of Terms. All warranties and covenants contained in this Agreement or in any certificates or other instrument delivered by or on behalf of the parties hereto shall be continuous and survive the execution of this Agreement.

     8.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed by residents of California and wholly to be performed in California; provided, however, that in any matter or dispute involving the application of laws to the location or operation of the Business or of a particular transaction or asset of the Business, reference shall be made to the laws of the applicable jurisdiction. Subject to the obligations of the parties under Section 8.2, each party hereby submits to the exclusive jurisdiction and venue of the Superior Court of the State of California for the City and County of San Francisco or the Federal District Court for the Northern District of California for purposes of any legal or equitable action or proceeding arising out of this Agreement. Each party agrees that service upon such party in any such action or proceeding may be made by first class mail, certified or registered, return receipt requested as provided by the giving of notices in Section 8.6.

     8.9 Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

     8.11 Entire Agreement and Modification. This Agreement and the schedules and exhibits hereto constitute and contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may only be amended by a written instrument signed by the parties hereto.

     8.12 Attorneys' Fees. Subject to Section 8.2(c) of this Agreement, if any legal action or any arbitration or other proceeding (other than mediation) is brought by any party against another relating to interpretation or enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, then the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and related costs and expenses as fixed and determined by the court or arbitrator(s).

     8.13 Release of Frances Kiradjian. OneLink has obtained a release of RCI and the RCI Shareholders from claims of Frances Kiradjian pursuant to the Kiradjian Agreement. In consideration of the release set forth in the Kiradjian Agreement and other valuable consideration provided in this Agreement, RCI and each of the RCI Shareholders (acting separately) agree as follows:

          (a) Release. RCI and the RCI Shareholders each irrevocably and unilaterally releases, acquits and forever discharges Kiradjian and her agents, attorneys, servants, employees, representatives, shareholders, trustees, directors, officers, affiliates, customers, clients, heirs, executors, administrators, predecessors, successors and assigns of each (the "Released Parties"), from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of any nature whatsoever, known or unknown, fixed or contingent, anticipated or unanticipated, which may now exist or may hereafter arise or become known, for or by reason of any event, act, occurrence, omission, transaction or other relationship or cause whatsoever, directly or indirectly in any manner arising out of or in any way related to Kiradjian's relationship to RCI with respect to any and all periods prior to the Closing.

          (b) Covenant Not to Sue. RCI and the RCI Shareholders each further covenants and agrees not to bring, commence, institute, maintain, prosecute or voluntarily aid any action at law, proceeding in equity, administrative proceeding, arbitration or other similar action against Kiradjian or any Released Party, nor prosecute or sue the agents, attorneys, servants, employees, representatives, partners, shareholders, directors, officers, trustees, affiliates, customers, clients, heirs, executors, administrators, predecessors, successors or assigns of the Released Parties, either affirmatively or by way of cross-complaint, cross-claim, indemnification, contribution, defense or counter-claim or by any other manner, or at all, by, for or on account of any alleged claim, demand, liability, damage, loss or cause of action directly or indirectly in any manner arising out of or in any way relating to the Kiradjian's relationship with RCI through the Closing Date. Notwithstanding anything to the contrary contained herein, Kiradjian reserves all rights and remedies that are or may be available to enforce the terms of this Agreement.

          (c) Waiver. Subject to the matters set forth in this Agreement, each of RCI and the RCI Shareholders expressly waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and similar laws of any state or territory of the United States. Such section reads as follows:

               "A general release does not extend to the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Each of RCI and the RCI Shareholders recognizes that there may exist causes of action in its favor which are unknown at this time; and each of RCI and the RCI Shareholders has taken that possibility into account in deciding to execute this Agreement.

          (d) Ownership of Claims. Each of RCI and the RCI Shareholders confirms that it or he is the owner of all claims asserted, released, or in any other way affected by this Section 8.13, and no other person or entity has any interest therein; nor has any of RCI or the RCI Shareholders sold, assigned, conveyed or otherwise disposed of any claim involving a matter in any way arising out of or in any way related to the Kiradjian Claims.

     8.14 Mutual Release of RCI and the RCI Shareholders. In consideration of the mutual releases set forth in this Section 8.14, RCI and each of the RCI Shareholders (acting separately) agree as follows:

          (a) Release by RCI. RCI irrevocably and unilaterally releases, acquits and forever discharges each of the RCI Shareholders and their respective agents, attorneys, servants, employees, representatives, shareholders, trustees, directors, officers, affiliates, customers, clients, heirs, executors, administrators, predecessors, successors and assigns of each (together the "RCI Shareholder Releasees," and separately, a "Released Party"), from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of any nature whatsoever, known or unknown, fixed or contingent, anticipated or unanticipated, which may now exist or may hereafter arise or become known, for or by reason of any event, act, occurrence, omission, transaction or other relationship or cause whatsoever, directly or indirectly in any manner arising out of or in any way related to the RCI Shareholder Releasees' relationships to RCI with respect to any and all periods prior to the Closing.

          (b) Release by RCI Shareholders. The RCI Shareholders each irrevocably and unilaterally releases, acquits and forever discharges RCI and RCI's agents, attorneys, servants, employees, representatives, shareholders, trustees, directors, officers, affiliates, customers, clients, heirs, executors, administrators, predecessors, successors and assigns of each (together the "RCI Releasees," and separately, a "Released Party"), from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of any nature whatsoever, known or unknown, fixed or contingent, anticipated or unanticipated, which may now exist or may hereafter arise or become known, for or by reason of any event, act, occurrence, omission, transaction or other relationship or cause whatsoever, directly or indirectly in any manner arising out of or in any way related to the RCI Releasees' relationships to the RCI Shareholders with respect to any and all periods prior to the Closing.

          (c) Covenant Not to Sue. RCI and the RCI Shareholders each further covenants and agrees not to bring, commence, institute, maintain, prosecute or voluntarily aid any action at law, proceeding in equity, administrative proceeding, arbitration or other similar action against any Released Party, nor prosecute or sue the agents, attorneys, servants, employees, representatives, partners, shareholders, directors, officers, trustees, affiliates, customers, clients, heirs, executors, administrators, predecessors, successors or assigns of the Released Parties, either affirmatively or by way of cross-complaint, cross-claim, indemnification, contribution, defense or counter-claim or by any other manner, or at all, by, for or on account of any alleged claim, demand, liability, damage, loss or cause of action directly or indirectly in any manner arising out of or in any way relating to their relationships with RCI and with each other through the Closing Date. Notwithstanding anything to the contrary contained herein, each of the RCI Shareholders and RCI reserves all rights and remedies that are or may be available to enforce the terms of this Agreement.

          (d) Waiver. Subject to the matters set forth in this Agreement, each of RCI and the RCI Shareholders expressly waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and similar laws of any state or territory of the United States. Such section reads as follows:

               "A general release does not extend to the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of RCI and the RCI Shareholders recognizes that there may exist causes of action in its favor which are unknown at this time; and each of RCI and the RCI Shareholders has taken that possibility into account in deciding to execute this Agreement.

          (e) Ownership of Claims. Each of RCI and the RCI Shareholders confirms that it or he is the owner of all claims asserted, released, or in any other way affected by this Section 8.14, and no other person or entity has any interest therein; nor has any of RCI or the RCI Shareholders sold, assigned, conveyed or otherwise disposed of any claim which is subject to this Section 8.14.

          (f) Limitation of Release. Nothing in this Section 8.14 or in Section
     8.13 is intended to cause RCI or the RCI Shareholders to release any claims arising under the terms of this Agreement or under any of the Operative Documents or release any claim of either of the RCI Shareholders against RCI with respect to any obligation of RCI to an RCI Shareholder as the result of a debt outstanding at Closing to the extent that such debt is included in the Financial Statements or otherwise disclosed in the Disclosure Schedules.

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.



                           RCI:       RESERVATION CENTER, INC.,
                                       a California Corporation

                                       By: /s/ Cary Goldberg
                                           ___________________________
                                           Cary Goldberg, CEO

               RCI SHAREHOLDERS:       /s/ Jerry Goldberg
                                       _______________________________________
                                       Jerry Goldberg, Trustee of the Goldberg
                                       Family Trust

                                       /s/ Cary Goldberg
                                       _______________________________________
                                       Cary Goldberg

                        ONELINK:       ONE LINK 4 TRAVEL, INC.,
                                       a Delaware corporation

                                       By: /s/ F W Guerin
                                           ___________________________________
                                           F. W. Guerin, Chief Executive Officer